SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL WORLD FUND, INC.
                            HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                7,146,215            138,622
    Ehrle                7,127,024            157,814
    Ferguson             7,133,164            151,673
    Gilbert              7,132,327            152,511
    Griswell             7,143,716            141,122
    Jones                7,137,003            147,835
    Keller               7,137,003            147,835
    Lukavsky             7,134,739            150,099
    Peebler              7,127,675            157,163

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          6,982,470           35,609                266,758

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. International Account effective 1/1/98.

          In Favor            Opposed               Abstain

          6,766,206           166,459               352,172